Exhibit 10.14
FOURTH AMENDMENT DATED DECEMBER 27, 2019 TO
THE LEASE DATED JULY 9, 2014 THE “ORIGINAL LEASE”
THE FIRST AMENDMENT DATED MARCH 30, 2015 (THE “FIRST AMENDMENT”),
THE SECOND AMENDMENT DATED SEPTEMBER 16, 2015 (THE “SECOND AMENDMENT”),
THE THIRD AMENDMENT DATED APRIL 18, 2018 (THE “THIRD AMENDMENT”)
BY AND BETWEEN
ASSET GROWTH PARTNERS, L.P. as “LESSOR” and ELASTICSEARCH, INC., as
“LESSEE” AND THE RIGHT OF FIRST REFUSAL LETTER DATED JANUARY 24, 2019 (COLLECTIVELY, THE “LEASE”)

This Fourth Amendment dated December 27, 2019 shall serve to amend the terms of the Lease as follows:

I.Lessor and Lessee agree to terminate that certain portion of Lessee’s Premises per the Third Amendment dated April 18, 2018, located on the 3rd floor, consisting of 7,625 square feet, commonly known as suite 320 (“Suite 320”), as depicted on the attached Exhibit A3, upon the following terms and conditions:

A.The lease of Suite 320 by Lessee shall terminate as of December 31, 2019 (“Termination Date”) and Lessor shall be entitled to start marketing this space as of the execution of this Amendment. Notwithstanding anything herein to the contrary, on the Termination Date, Lessee shall surrender possession of Suite 320 to Lessor, and Lessor hereby agrees to accept Suite 320, in vacant broom clean condition, and otherwise in its condition as of the date hereof as full satisfaction of Lessee’s surrender obligations under the Lease with respect to Suite 320.

B.Lessee shall pay rent for said premises through December 31, 2019. Should Lessee fail to remove all debris by the Termination Date, rent shall continue until the premises have been delivered to Lessor in a broom clean condition.

C.Lessor shall take Suite 320 back clean of all debris in its “as-is” condition.

D.Lessee shall pay to Lessor a Termination Fee of Four Hundred Thousand Dollars ($400,000,00) on the Termination Date.

E.As of January 1, 2020, Lessee shall be relieved of all remaining liability and/or obligations in connection with Suite 320, including, but not limited to, future leasing commissions and restoration costs for Suite 320.

F.Lessor shall have no further obligation to contribute any dollar amount towards Tenant Improvements for any and all of Lessee’s remaining Premises.

G.Lessee hereby retracts all previous letters from Lessee’s Counsel regarding the Office Building Project and Lessee’s Premises, dated July 2, 2019 and August 27, 2019. The payment of $400,000 referenced above is an express conditions of this Amendment and if not properly performed will make this Amendment null and void.

H.Lessee shall provide Lessor with all existing plans it has for Suite 320 at no cost to Lessor.

I.Lessee’s notice date for early termination of the Remaining Premises (as defined below) shall become exercisable on or after January 1, 2023, per paragraph II.J below “Right to Terminate”.

J.Lessor shall be responsible for all ADA compliance and building code issues in and around the Office Building Project.

II.The Lease shall be amended by the following paragraphs of this Amendment as follows:

A.Paragraph 1.2 Premises: As of January 1, 2020, the Premises shall consist of 17,767 rentable square feet, commonly known as suite 350 (“Suite 350”), 10,500 rentable square feet, commonly known as suite 300 (“Suite 300”), both on the 3rd floor, and rentable 11,686 square feet, commonly known as suite 170 (“Suite 170”) located on the 1st floor, as shown on Exhibit A1 and Exhibit A2, for a combined Premises of 39,953 square feet (“Remaining Premises”). Following the Termination Date, all references to the Premises in the Lease shall refer to the Remaining Premises.

B.Paragraph 1.5 Term: The Term of the Lease shall expire on November 30, 2025. Lessor has delivered the Remaining Premises and Lessee has already taken possession, per the attached Exhibit A1 and Exhibit A2 and Lessee accepts the Remaining Premises and the entire Building Project located at 800 W. El Camino Real, Mountain View, CA, in their existing “as-is” condition, subject to Lessor’s express obligations under the Lease, including Section I(J) herein.

C.Paragraph 1.6 Base Rent: Base Rent with respect to Suite 350, consisting of approximately 17,767 rentable square feet, as of January 1, 2020 shall be $8.75 per square foot per month or One Hundred Fifty-Five Thousand Four Hundred Sixty-One Dollars ($155,461.00) and Base Rent with respect to Suite 170, consisting of approximately 11,686 rentable square feet, as of January 1, 2020 shall be $8.75 per square foot per month or One Hundred Two Thousand Two Hundred Fifty-Three Dollars ($102,253.00), provided that the foregoing amounts shall increase by 3% on January 1, 2021 and annually thereafter. Base Rent with respect to Suite 300, consisting of approximately 10,500 rentable square feet shall be $8.25 per square foot per month or Eighty-Six Thousand Six Hundred Twenty-Five Dollars, ($86,625.00), provided that such amounts shall increase by 3% on September 1, 2020 and annually thereafter. Monthly rent increases shall be rounded to the nearest dollar.

D.Paragraph 1.6a: Lessee shall be solely responsible for any and all Tenant Improvements it may desire to construct, for the Remaining Premises, including but not limited to architectural expenses, Permit fees, construction costs, etc. Lessor shall have no obligation to pay for any portion of Lessee’s Tenant Improvement Work.

E.Paragraph 1.8 Security Deposit: Lessor is currently holding a security deposit of One Million Three Hundred Eighty-Five Thousand Eight Hundred Four Dollars and 00 cents, ($1,385,804.00) from Lessee. Rent payment for the months of January 2020, January 2021 and January 2022 shall be deducted from the security deposit so long as is not in default of its obligations beyond applicable notice and cure periods.

F.Paragraph 1.9 Lessee’s Share of Operating Expense Increase: Effective as of January 1, 2020 Lessee’s Share of Operating Expense Increase shall be 33.9%. Lessee’s base year shall be 2018.

G.Paragraph 34    Signs:    Lessee shall have the right, with Lessors approval, to have building signage either on the building and/or on the monument. Lessor will work with Lessee and the city to determine the size and location of such signage. All signage shall be completed at Lessee’s sole cost and expense.

H.Paragraph 48 Tenant Improvements: Lessee, at Lessee’s sole cost, may construct improvements approved by Lessor. If Lessee constructs any Tenant Improvements, such Tenant Improvements must be constructed in accordance with the attached Exhibit B “Work Letter”

I.Paragraph 49 Option to Renew: Lessee’s existing Option to Renew shall apply to this Amendment as to all of the Premises retained by Lessee as part of this Amendment at the end of the Term; provided however, Lessee may have the option to extend for a period from 3 to 5 years, as designated by Lessee.

J.Right to Terminate: Lessee shall have the right to terminate this lease if Lessee needs additional square footage that the Lessor chooses not to or is unable to accommodate on fair market terms. Lessee may give Lessor 6 months written notice, such notice shall not be given prior to January 1, 2023, that Lessee requires additional square footage. Lessor shall inform Lessee within 90 days of receiving said notice as to whether they can accommodate the request. If Lessor does not have or chooses not to provide further expansion space for Lessee on fair market terms, Lessee may terminate the Lease and shall pay a termination fee equal to 8 months of the current rent and operating costs. If Lessee would like to sublease the space, Lessor will cooperate fully in finding an acceptable replacement tenant. If the parties do not agree on whether the additional space is being offered on fair market terms, such terms shall be determined in accordance with Paragraph 49 of the Original Lease.

K.Letter of Credit: Notwithstanding anything in the Lease or this Amendment to the contrary, Lessor shall only draw upon the Letter of Credit following an event of default and only to the extent required to cure the event of default. In the event that Lessor draws upon the Letter of Credit solely due to Lessee’s failure to renew the Letter of Credit at least thirty (30) days before its expiration (i) such failure to renew shall not constitute a default hereunder and (ii) Lessee shall at any time thereafter be entitled to provide Lessor with a replacement Letter of Credit that satisfies the requirements hereunder, at which time Lessor shall return the cash proceeds of the original Letter of Credit drawn by

Lessor. In the event Lessor improperly draws upon the Letter of Credit or misapplies the Letter of Credit proceeds, Lessee shall have the right to offset such amounts against rent.

L.Disability Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, as of the date of this Amendment, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that, Lessor’s has not had Lessee’s Premises inspected by a Certified Access Specialist ("CASp"). Accordingly, "a CASp can inspect the Premises and determine whether the Premises complies with all of the applicable construction related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, Lessor may not prohibit Lessee from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Lessee, if requested by Lessee, however, Lessee shall be solely responsible for all costs involved in the inspection and any repairs required in Lessee’s premises.

M.Mutual Release of Claims. In consideration for the release and distribution of the interpled sums as above-referenced, and in consideration of the further promises set forth in this Agreement, each party to this Agreement shall, and hereby does, release and forever discharge the every other party to this Agreement, and each of their predecessors, successors, assigns, agents, employees, representatives, attorneys, affiliates, subsidiaries, as well as any and all persons acting, or allegedly acting, by, under, through, or in concert with each party, against any and all claims, damages, actions, causes of action, liability, judgments, liens (including, but not limited to attorneys' fees), damages and charges of whatsoever nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, fixed or contingent, or ever filed or prosecuted, which arises from or relates to the lease of Suite 320 and any claims that either party should reasonably know regarding the Lease and any amendments (excluding this Amendment) thereto as of the execution of this Amendment.

Waiver of Unknown Claims: The Parties agree that this Agreement is intended to be a full and final compromise, release, and settlement of all disputes of any existing claims against one another with respect to Suite 320. The Parties acknowledge that different or additional facts may be discovered in addition to those that the Parties now know or believe to be true with respect to the matters herein released, and the Parties agree that this Agreement shall be and remain in effect in all respects as a complete and final release, notwithstanding any different or additional facts. The Parties are aware of and acknowledge California Civil Code section 1542, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Parties fully understand the statutory language of California Civil Code section 1542 and, as a further consideration and inducement for this Agreement and to the extent not otherwise provided herein, expressly waive any rights they may have under California Civil Code section 1542, as well as under any statutes or common law principles to similar effect.

N.Intentionally Deleted.

O.Entire Agreement. The terms of this Amendment together with the Lease shall constitute the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and all prior negotiations, agreements and understanding relating to such matters are deemed merged herein.

P.Counterparts. This Agreement may be signed in counterparts all of which, when assembled, shall constitute one original document.

Q.Capitalized Terms. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Lease.

R.Lender Approval. Lessor represents and warrants that it will use best effort to obtain the consent to this Amendment from any Lender with a Lien on the Building.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

AGREED:

LESSOR:	LESSEE:

ASSET GROWTH PARTNERS L.P.	ELASTICSEARCH, INC.

By:/s/ Thomas J. Sees	By:/s/ David Mitchell
Thomas J. Rees	David Mitchell
President of General Partner	Attorney
Date: 1/1/2020	Date: 12/30/2019

TJR Initial DM Initial

Exhibit A1
Suites 300 and 350

Exhibit A2
Suite 120

Exhibit B
WORK LETTER

I.TENANT IMPROVEMENTS

The tenant improvement work shall consist of any work required to complete certain improvements to the Premises pursuant to approved ''Working Drawings and Specifications” Tenant shall employ a licensed architect (the "Architect") for preparation of "Preliminary Plans" and "Working Drawings and Specifications". Any Tenant Improvement Work shall be undertaken and performed in accordance with the following requirements:

A.Tenant shall submit to Landlord a ("Preliminary Plan"), Within 5 business days following its submission to Landlord, Landlord, shall approve or disapprove the Working Drawings and Specifications, and in either case, Landlord’s approval shall not be unreasonably withheld. If Landlord disapproves the Preliminary Plan, Landlord shall specify in detail the reasons for disapproval and Tenant shall cause the Architect to modify the Preliminary Plan, Working Drawings and Specifications or Change to incorporate Landlord’s suggested revisions in a mutually satisfactory manner.

B.Tenant shall enter into a construction contract (the "Tl Contract") with a licensed general contractor reasonably approved by Landlord (the "Tl Contractor") for construction of the Tenant Improvements. All work that would be disruptive to existing Tenants in the building must be done before 8:30 a.m. or after 5:00 p.m. Monday through Friday or on weekends. Such work shall include, but is not limited to the following:

1.Demolition
2.Core drilling
3.Framing
4.Any work that requires drilling or hammering into the floor or ceiling
5.Floor preparation
6.Ceiling insulation

C.Materials must be delivered to the premises before 8:30 a.m. or after 6:00 p.m.

D.Prior to the commencement of the Tenant Improvement Work, TI Contractor shall deliver to Landlord a copy of the final application for permit and issued permit for the work.

E.The Tl Contractor shall comply with Landlord's reasonable requirements as generally imposed on third party contractors, including without limitation all insurance coverage requirements and the obligation to furnish appropriate certificates of insurance to Landlord, prior to commencement of construction or the Tenant Improvement Work.

F.A construction schedule shall be provided to Landlord prior to commencement of the construction of the Tenant Improvement Work, and weekly updates shall be supplied during the progress of the work.

G.The Tenant Improvement Work shall be subject to inspection at all times by Landlord and its construction manager, and Landlord and/or its construction manager shall be permitted to attend weekly job meetings with the Tl Contractor.

H.Upon completion of the Tenant Improvement Work, the TI Contractor shall cause to be provided to Landlord a close-out package which shall include: (i) as-built drawings of the Tenant Improvements work signed by the Architect, (ii) PDF files of the improved space (iii) a final punch list signed by Tenant, (iv) final and unconditional lien waivers from the Tl Contractor and all subcontractors, and (v) a certificate of occupancy for the Premises (collectively, the "Close-Out Package").

I.Tl Contractor and its. subcontractors shall be permitted to enter the Premises so long as they are in compliance with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance of workers' compensation and public liability and property damage insurance by the Tl Contractor in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. Tenant shall apply and pay for all utility services required for the Tenant Improvements. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by the TI Contractor, the same being solely at contractor’s risk. Tenant further agrees that the Commencement Date of the Lease is not conditioned upon, nor shall such Date be extended by, the completion of the foregoing Tenant Improvements.

II.COST OF THE TENANT IMPROVEMENTS WORK

"Completion Cost" of the Tenant Improvements (as hereinafter defined), to be borne solely by Tenant.

A.The "Completion Cost" shall mean the costs of completing the Tenant Improvements in accordance with the approved Working Drawings and Specifications, including but not limited to the following: (i) payments made to the Tl Contractor, engineers, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, and (iii) costs of all materials incorporated into the work or used in connection with the work. The Completion Cost shall also include an administrative/overhead fee to be paid to Landlord or to Landlord's management agent in the amount of 4% of the Completion Cost.

B.The Tenants cost to Landlord shall be paid to Landlord within 30 days following substantial completion of the Tenant Improvements in accordance with this Work Letter.